As filed with the Securities and Exchange Commission on July 7, 2006
Registration No. 333-130443

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 3
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ELECTRIC CITY CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1280 Landmeier Road	36-4197337
(State or other jurisdiction of	Elk Grove Village, IL 60007	(I.R.S. Employer
incorporation or organization	(847) 437-1666	Identification No.)
(Address, Including Zip Code, and Telephone
Number, Including Area Code, of Registrant’s
Principal Executive Offices)
JEFFREY R. MISTARZ
Chief Financial Officer and Treasurer
Electric City Corp., 1280 Landmeier Road, Elk Grove Village, Illinois, 60007, (847) 437-1666
(Name, Address, and Telephone Number of Agent for Service)
Copies to:
Andrew H. Connor
Schwartz Cooper Chartered.
180 N. LaSalle Street, Suite 2700
Chicago, Illinois 60601
(312) 346-1300
Approximate Date of Commencement of Proposed sale to the Public:
From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Each Class of	Amount To	Offering Price	Aggregate	Amount of
Securities to be Registered	Be Registered	Per Share	Offering Price	Registration Fee
Common Stock, par value $0.0001 (1)	—	—	—	$0

(1)	Registration fees paid with S-3 filed on December 19, 2005
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration
Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to completion, dated July 7, 2006
PROSPECTUS
ELECTRIC CITY CORP.
516,667 Shares of Common Stock
     This prospectus relates to up to 516,667 shares of our common stock, par value $0.0001 per share, which may be offered for sale by selling stockholders named in this prospectus. The selling stockholders can sell these shares on any exchange on which the shares are listed, in privately negotiated transactions or by any other legally available means, whenever they decide and at the prices they set. We may issue up to 116,667 of these shares upon exercise of common stock warrants issued by the Company held by some of the selling stockholders. We will not receive any of the proceeds from the sale of these shares of our common stock, but will receive proceeds from the exercise of any of such warrants.
     Our common stock is quoted on the OTC Bulletin Board under the symbol “ELCY.” On July 5, 2006, the closing sale price for shares of our common stock was $1.10 per share.
     Our principal executive office is located at 1280 Landmeier Road, Elk Grove Village, Illinois, 60007. Our telephone number at that address is (847) 437-1666. Our web site is located at http://www.elccorp.com.

     Investing in our common stock involves risks described beginning on page 8.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is July 7, 2006.

ABOUT THIS PROSPECTUS
     This prospectus is a part of a registration statement that we have filed with the Securities and Exchange Commission (“SEC” or “Commission”) using a “shelf registration” process. You should rely only on the information provided in this prospectus or any supplement or amendment. We have not authorized anyone else to provide you with additional or different information. You should not assume that the information in this prospectus or any supplement or amendment is accurate as of any date other than the date on the front of this prospectus or any supplement or amendment.
     Unless the context otherwise requires, “Electric City,” the “Company,” “we,” “our,” “us” and similar expressions refers to Electric City Corp. and its subsidiaries, and the term “Common Stock” means Electric City Corp.’s common stock, par value $0.0001 per share.
WHERE YOU CAN FIND MORE INFORMATION
     We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the public reference room maintained by the SEC at Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s public reference room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.
     The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that site is http://www.sec.gov.
     Our web site address is http://www.elccorp.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The rules of the SEC allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us.
•	our Annual Report on Form 10-K for the year ended December 31, 2005 (filed with the SEC on March 21, 2006);

•	our Quarterly Report on Form 10-Q for the three month period ended March 31, 2006 (filed with the SEC on May 15, 2006);

•	our definitive Proxy Statement for the 2005 meeting of stockholders (filed with the SEC on April 28, 2006);

•	our Form 8-K (filed with the SEC on May 4, 2005), as amended by our Form 8-K/A (filed with the SEC on July 15, 2005);

•	our Form 8-K (filed with the SEC on November 30, 2005), as amended by our Form 8-K/A (filed with the SEC on February 9, 2006);

•	our Form 8-K (filed with the SEC on January 26, 2006);

•	our Form 8-K (filed with the SEC on February 22, 2006);

•	our Form 8-K (filed with the SEC on March 22, 2006);

•	our Form 8-K (filed with the SEC on April 7, 2006);

•	our Form 8-K (filed with the SEC on April 26, 2006);

•	our Form 8-K (filed with the SEC on May 16, 2006);

•	our Form 8-K (filed with the SEC on May 22, 2006);

•	our Form 8-K (filed with the SEC on May 23, 2006);

•	our Form 8-K (filed with the SEC on June 13, 2006);

•	our Form 8-K (filed with the SEC on June 15, 2006);

•	our Form 8-K (filed with the SEC on July 6, 2006);

•	the description of our common stock contained in our Registration Statement on form S-1, filed with the SEC on May 1, 2004; and

•	all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and before the termination of the offering.
     You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:
Electric City Corp.
Attn: Investor Relations
1280 Landmeier Road
Elk Grove Village, IL 60007-2410
Telephone: (847) 437-1666
     You should rely only on the information provided or incorporated by reference in this prospectus or in the applicable supplement to this prospectus. You should not assume that the information in this prospectus and the applicable supplement is accurate as of any date other than the date on the front cover of the document.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus includes “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words such as “may,” “should,” “expect,” “hope,” “anticipate,” “believe,” “intend,” “plan,” “estimate” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors, including the factors set forth under “Risk Factors,” that could cause our actual results, performance, prospects or opportunities in 2006 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, our limited operating history, our history of operating losses, fluctuations in retail electricity rates, our reliance on licensed technologies, customers’ acceptance of our new and existing products, the risk of increased competition, our ability to successfully integrate acquired businesses, products and technologies, the recent changes in our management, our ability to manage our growth, our need for additional financing and the terms and conditions of any financing that is consummated, the possible volatility of our stock price, the concentration of ownership of our stock and the potential fluctuation in our operating results. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve risks and uncertainties and no assurance can be given that the actual results will be consistent with these forward-looking statements. Except as otherwise required by Federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason, after the date of this prospectus.
PROSPECTUS SUMMARY
     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus.
Our Company
     We were organized as Electric City LLC, a Delaware limited liability company, on December 5, 1997. On June 5, 1998 we merged Electric City LLC with and into Electric City Corp., a Delaware corporation. On June 10, 1998, we issued approximately six (6%) percent of our then issued and outstanding Common Stock to the approximately 330 stockholders of Pice Products Corporation (“Pice”), an inactive, unaffiliated company with minimal assets, pursuant to the merger of Pice with and into Electric City. This merger facilitated the establishment of a public trading market for our Common Stock. Trading in our Common Stock commenced on August 14, 1998 through the OTC Bulletin Board under the trading symbol “ECCC”. From December 12, 2000 through June 9, 2006, our Common Stock traded on the American Stock Exchange under the trading symbol “ELC”. Beginning on June 12, 2006, our Common Stock began trading once again on the OTC Bulletin Board under the trading symbol “ELCY.”
Our Products
     We are a developer, manufacturer and integrator of energy saving technologies as well as an independent developer of scalable, negative power systems. Our premier energy saving product is the EnergySaver system, which reduces energy consumed by lighting, typically by 20% to 30%, with minimal lighting level reduction. This technology has been installed in applications in commercial buildings, factories and office structures, as well as street lighting and parking lot lighting. Our GlobalCommander integrates with the EnergySaver allowing us to link multiple EnergySaver units together and to provide remote communications, measurement and verification of energy savings. The combined technology of the EnergySaver and GlobalCommander led to the development of our Virtual “Negawatt” Power Plan (“VNPP”), which is essentially a negative power system which we market primarily to utilities as a demand response system. Demand response is a program whereby users of electricity voluntarily reduce their usage of electricity when so requested by their electric utility. The users typically accomplish this by turning off machinery, lights or air conditioning equipment. The problem with such voluntary load reduction programs is that utilities cannot always count on their customers to reduce their demand when they are requested to do so. By utilizing our EnergySaver system in conjunction with a GlobalCommander, a utility company can reduce demand in lighting applications remotely without the end users’ involvement and in most cases without the end user noticing a reduction in the lighting levels. The measurement and verification capabilities of the GlobalCommander also reports to the utility the actual amount of demand reduction achieved. Our VNPP program involves installation of EnergySavers and GlobalCommanders in a number of end user sites within a utility’s territory, thereby allowing the utility to reliably reduce electric demand when needed. We sometimes refer to such a system as a “negative” power system because it permits the utility to reduce the need to supply electric power. Thus, by paying us for the ability to reduce demand when needed, the utility can avoid investing in additional generating capacity and transmission and distribution equipment. It can also reduce its need to purchase power in the wholesale “spot” market where prices for power sometimes exceed the amount it can charge its customers. The use of our equipment can also mitigate the risk of “brown out” or “black out”, when for whatever reason, the utility cannot produce, deliver and/or purchase for resale all the power that its customers need.
     On May 3, 2005 we acquired Maximum Performance Group, Inc. (“MPG”), a technology-based provider of energy and asset management products and services. MPG currently manufactures and markets its eMAC line of controllers for commercial and industrial HVAC and lighting applications. The eMAC line of microprocessor based controllers are used to optimize the performance of HVAC systems and provide continuous monitoring, control and reporting. The eMAC system generally reduces energy consumption by 15% to 20% through the use of intelligent operating algorithms which learn the rate of cooling or heating required to achieve the desired space temperature while optimizing compressor run time within these limits. The eMAC also monitors over 140 points of system operation. This system information is captured on a real time basis and transmitted via wireless two-way communication to MPG’s central eMAC servers where it is analyzed to ensure maximum system reliability. If the system detects a problem in an HVAC unit, the problem can be diagnosed and the appropriate action can be taken to minimize or avoid system downtime. MPG’s customers can also remotely control their HVAC equipment and view historical operating information via the Internet using a standard Internet browser.
     Effective March 31, 2006 we sold Great Lakes Controlled Energy Corporation, our subsidiary that sold integrated building and environmental control solutions for commercial and industrial facilities. We sold this subsidiary in order to reduce our losses and to allow us to concentrate on the Energy Technology business comprised of the EnergySaver and eMAC product lines.
     On June 30, 2006, we acquired Parke P.A.N.D.A. Corporation, an energy services provider specializing in the design, engineering and installation of energy efficient lighting upgrades for commercial and industrial users.
     Our EnergySaver product line is manufactured at our facilities in Elk Grove Village, Illinois, with manufacturing and assembly scaled to order demand. Maximum Performance Group has offices in New York, New York and San Diego, California, but contracts for the manufacturing of its hardware products to third party contract manufacturers.
     Giorgio Reverberi has patented in the United States and Italy certain technologies underlying the EnergySaver products. We have entered into a license agreement and series of agreements with Mr. Reverberi and our founder, Mr. Joseph Marino, relating to the license of the EnergySaver technology in the Unit ed States and certain other markets. We own all the patents and trademarks related to MPG’s products.
     We are pursuing a multi-channel marketing and sales distribution strategy to bring our energy saving products to market. Our multi-channel approach includes the use of a direct sales force, third party distributors and independent manufacturers’ representatives.

Recent Events
AMEX Delisting
     On April 21, 2006, we received a notice from the American Stock Exchange informing us that after a review of our most recent Annual Report on Form 10-K it determined that we were not in compliance with Section 1003(a)(iii) of its Company Guide. Section 1003(a)(iii) requires a listed company to maintain shareholder equity of at least $6 million if it has sustained losses from continuing operations and/or new losses in its most recent five fiscal years. On May 22, 2006, we notified the American Stock Exchange of our decision to delist our common stock from the Exchange. On June 12, 2006, our common stock began trading on the OCT Bulletin Board under the ticker symbol ELCC.
Reverse Stock Split
     On June 15, 2006, we effected a 1 for 15 reverse stock split. As a result of the reverse split the number of outstanding shares of our common stock was reduced from 53,789,349 to 3,585,957 shares and the number of common shares into which our Series E preferred stock is convertible was reduced from 23,261,300 shares to 1,550,753 shares. We effected this reverse split to allow us to complete the PIPE Transaction and the acquisition of Parke (both described below) without having to increase the number of authorized shares of our common stock. On the effective date of the reverse stock split our ticker symbol changed to ELCY.
The PIPE Transaction
     On June 29, 2006, we entered into a securities purchase agreement with a group of 17 investors, most of whom were existing holders of our preferred stock, pursuant to which we issued to such purchasers an aggregate of 17,875,000 shares of our common stock at a price of $1.00 per share for total gross proceeds of $17,875,000 (the “PIPE Transaction”).
     As originally issued, our Series E Convertible Preferred Stock (the “Series E”) was convertible into our common stock at $15.00 per share, after adjustment for the reverse split. However, the Series E contained antidilitution provisions which required that we reduce the conversion price on the Series E if we issued equity or securities convertible into equity at a price below the Series E conversion price to the price of the new issuance. Because we issued shares in the PIPE Transaction at $1.00 per share, we were required to reduce the Series E conversion price to $1.00 per share.
     In combination with the PIPE Transaction the holders of the Series E agreed to convert all outstanding shares of Series E into common stock at the new conversion price on the closing of the transaction. As a result, we issued 21,648,346 shares of our common stock upon the conversion of the Series E.
     Prior to closing the PIPE Transaction we owed Laurus Master Fund, Ltd. (“Laurus”), $943,455 under a revolving convertible loan, $5,038,030 under two convertible term loans, $54,726 in accrued interest and fees and $161,096 in liquidated damages for failing to register common stock with the SEC for resale by Laurus as required under the term loan agreement. In connection with the PIPE Transaction Laurus agreed to convert the outstanding balance on the revolving convertible loan and related accrued interest into common stock at $1.00 per share and accept payment of the liquidated damages in shares of our common stock, again valued at $1.00 per share. As a result we used $5,601,418 of the proceeds from the PIPE Transaction to repay the convertible term loans and pay accrued interest and fees and prepayment penalties thereon and issued 1,111,961 shares of common stock upon conversion of the revolving convertible loan and to pay the accrued interest and the liquidated damages. Laurus also agreed to terminate the requirement that we pay it a portion of the cash flows generated by certain VNPP projects for a period of 5 years following the repayment of the November 2005 convertible term loan in exchange to 231,500 shares of our common stock.
     We also used $2,720,000 of the proceeds to fund the cash portion of the purchase price of the Parke P.A.N.D.A. acquisition (described below) and $400,000 to repay a revolving line of credit at Parke P.A.N.D.A. The remaining proceeds will be used for general corporate purposes. We may also use a portion of the proceeds to selectively acquire businesses, products and/or technologies that are complementary to our own, although we currently are not planning or negotiating any such transactions.
Acquisition of Parke P.A.N.D.A. Corporation
     On June 30, 2006 we completed the previously announced acquisition of Parke P.A.N.D.A. Corporation (“Parke”) for consideration consisting of $2.72 million in cash and $5 million of our common stock (5,000,000 shares valued at $1.00 per shares). As part of the acquisition we assumed approximately $446,000 of Parke’s liabilities, of which we repaid $400,000 upon closing. Parke was owned by Dan Parke, a director of Electric City.
     Parke (which does business under the name Parke Industries) is an energy services provider specializing in the design, engineering and installation of energy efficient lighting upgrades for commercial and industrial users. Parke has 30 employees and is headquartered in Glendora, California with offices in Danville and Carmel California.
     Dan Parke, the president and founder of Parke, previously managed a similar company that he founded and grew to over $30 million in revenue before selling it to a subsidiary of Carolina Power and Light. Mr. Parke continues to serve as the President of Parke and has also assumed the role of President and Chief Operating Officer of Electric City.
Special Committee of the Board of Directors
     Due to potential conflicts of interest resulting from (i) certain members of the Board beneficially owning shares of our Series E Convertible Preferred Stock and being asked to purchase shares of common stock in the PIPE Transaction and concurrently convert their shares into our common stock, and (ii) Dan Parke’s ownership of Parke, our Board of Directors established a special committee comprised of disinterested, independent directors to review, negotiate and approve the acquisition of Parke and the PIPE Transaction. The special committee retained an investment bank to act as its financial advisor and outside counsel to assist it in its review of these transactions. The investment bank reviewed the Parke acquisition and delivered to the special committee an opinion to the effect that the purchase price paid for Parke was fair to us from a financial point of view. It also provided information, advice and analysis on the structure and pricing of the PIPE Transaction. Outside counsel assisted the special committee in its review of these transactions and advised the committee on its duties and responsibilities. After considering all of the information it had gathered, the committee concluded that these transactions were in the best interests of the Company and its stockholders and approved the Parke acquisition and the PIPE Transaction.

The Restructured Company
     After effecting the PIPE Transaction and the Parke acquisition we will have the following:
•	Cash of approximately $9 million;

•	No debt except for the mortgage on our headquarters in the amount of $544,000, a $150,000 demand note owed to one of our shareholders and various auto loans and capitalized leases totaling approximately $51,000;

•	One class of equity (common stock), with no outstanding convertible preferred stock or convertible debt;

•	Approximately 65 employees;

•	Seven sales offices located in New York, Chicago, Salt Lake City, San Diego, Glendora California, Danville, California and Carmel, California;

•	Proprietary technology that controls and reduces energy consumed in commercial lighting and HVAC applications;

•	A business that designs, engineers and installs energy efficient lighting upgrades for commercial and industrial users, and

•	A largely revamped Board of Directors and senior management team.
     We believe that as a result of these recently implemented changes we will be better positioned to take advantage of the growth in demand for energy efficiency products and services, hopefully leading to improved profitability and cash flow. We also believe that there are many opportunities for future acquisitions that could broaden our product line, increase our geographic reach and lead us to new markets for our products, all of which we hope would also contribute to increased sales and profitability.
The Offering

Securities Offered.	The selling stockholders are offering from time to time up to 516,667 shares of our Common Stock.

Terms of the Offering.	We have agreed to use our best efforts to keep the registration statement of which this prospectus is a part effective until all the shares of the selling stockholders registered under the registration statement have been sold or may be sold without volume restrictions pursuant to Rule 144(k) under the Securities Act.

Use of Proceeds.	We will not receive any of the proceeds from any sale of the shares offered by this prospectus by the selling stockholders. To the extent the selling stockholders exercise their warrants for cash, we intend to use the proceeds we receive from such exercise(s) for general corporate purposes.

OTC Bulletin Board Symbol	ELCY

RISK FACTORS
     The following disclosure of risk factors includes all material risks known to us at this time. Additional risks we are not presently aware of or that we currently believe are immaterial may prove to impair our business and financial performance. Our business could be harmed by any of these risks, whether stated or unstated. We operate in a continually changing business environment and may as a result enter into new businesses and product lines. We cannot predict new risk factors that may arise in the future, and we cannot assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, you should not rely on forward-looking statements as a prediction of actual results. In addition, our estimates of future operating results are based on our current complement of businesses, which is subject to change as we continue to assess and refine our business strategy. If any of the following risks actually occur, our business, results of operations, and financial condition could be adversely affected in a material manner and could negatively affect the value of your investment.
Risks Related to Our Business
We have a limited operating history upon which to evaluate our potential for future success.
     We were formed in December 1997. To date, we have generated limited revenues from the sale of our products and do not expect to generate significant revenues until we sell a significantly larger number of our products. Accordingly, we have only a limited operating history upon which you can base an evaluation of our business and prospects. Moreover, we have acquired four businesses over the past six years and subsequently sold two of them. The likelihood of our success must be considered in light of the risks and uncertainties frequently encountered by early stage companies like ours in an evolving market. If we are unsuccessful in addressing these risks and uncertainties, our business will be materially harmed or in the worst case, could fail.
We have incurred significant operating losses since inception and may not achieve or sustain profitability in the future.
     We have experienced operating losses and negative cash flow from operations since our inception and we currently have an accumulated deficit. These factors raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is ultimately dependent on our ability to raise additional capital and to increase sales to a level that will allow us to operate profitably and sustain positive operating cash flows. Although we are continuing our efforts to improve profitability through expansion of our business in both current and new markets, we must overcome significant manufacturing hurdles, including gearing up to produce large quantities of product or arranging to outsource the production of our products, and marketing hurdles, including gaining market acceptance in order to sell large quantities of our products. In addition, we may be required to reduce the prices of our products in order to increase sales. If we reduce product prices, we may not be able to reduce product costs sufficiently to achieve acceptable profit margins. As we strive to grow our business, we have spent and expect to continue to spend significant funds (1) for general corporate purposes, including working capital, marketing, recruiting and hiring additional personnel; and (2) for research and development. To the extent that our revenues do not increase as quickly as these costs and expenditures, our results of operations and liquidity will be materially adversely affected. If we experience slower than anticipated revenue growth or if our operating expenses exceed our expectations, we may not achieve profitability. Even if we achieve profitability in the future, we may not be able to sustain it.

     Our auditors have modified their opinion to our audited financial statements for the year ended December 31, 2005 to include an emphasis paragraph, stating that our continuing losses and negative cash flow from operations raise substantial doubt about our ability to continue as a going concern. We have recently raised $17,875,000 in gross proceeds through the issuance of shares of our common stock, which has improved our current liquidity. We are also in the process of making changes to our business which we hope will lead to an improvement in our cash flow in future periods. Whether these changes will lead to us becoming cash flow positive remains to be seen.
Our independent registered public accountants have issued a “going concern” opinion raising doubt about our financial viability.
     As a result of our continuing losses and negative cash flows, our independent registered public accounting firm, BDO Seidman, LLP, issued a “going concern” opinion in connection with their audit of our financial statements for the year ended December 31, 2005. This opinion expressed substantial doubt as to our ability to continue as a going concern. The going concern opinion could have an adverse impact on our ability to execute our business plan, result in the reluctance on the part of certain suppliers to do business with us, result in the inability to obtain new business due to potential customers’ concern about our ability to deliver product, or adversely affect our ability to raise additional capital.
Failure to replace a significant customer could materially and adversely affect our results of operations and financial condition.
     We have historically derived a significant portion of our annual revenue from a limited number of customers. Seldom has any one customer represented 10% or more of our revenues for more than one year in a row. This requires that we continually replace major customers whose needs we have satisfied, with one or more new customers. The failure to replace a major customer could have a significant negative effect on our results of operations and financial condition.
A decrease in electric retail rates could lessen demand for our products.
     Our principal products, our EnergySaver and eMAC products, have the greatest profit potential in areas where commercial electric rates are relatively high. However, retail electric rates for commercial establishments in the United States may not remain at their current levels. Due to a potential overbuilding of power generating stations in certain regions of the United States, wholesale power prices may decrease in the future. Because the price of commercial retail electric power is largely attributed to the wholesale cost of power, it is reasonable to expect that commercial retail rates may decrease as well. In addition, much of the wholesale cost of power is directly related to the price of certain fuels, such as natural gas, oil and coal. If the prices of those fuels decrease, the prices of the wholesale cost of power may also decrease. This could result in lower electric retail rates and reduced demand for energy saving devices such as our EnergySaver and eMAC products.
We have a license to use certain patents and our ability to sell our products may be adversely impacted if the license expires or is terminated.
     We have entered into a license agreement with Messrs. Giorgio Reverberi and Joseph Marino with regard to the core technology used in our EnergySaver product. Mr. Reverberi holds a U.S. patent and has applied for several patents in other countries. Pursuant to the terms of the license, we have been granted the exclusive right to manufacture and sell products containing the load reduction technology claimed under Mr. Reverberi’s U.S. patent or any other related patent held by him in the U.S., the remainder of North America, parts of South America and parts of Africa. However, the exclusive rights that we received may not have any value in territories where Mr. Reverberi does not have or does not obtain protectable rights. The term of the license expires when the last of these patents expires. We expect that these patents will expire around November 2017. The license agreement may be terminated if we materially breach its terms and fail to cure the breach within 180 days after we are notified of the breach. If our license is terminated it could impact our ability to manufacture, sell or otherwise commercialize products in those countries where Mr. Reverberi holds valid patents relating to our products, including the United States.
If we are not able to protect our intellectual property rights against infringement, or if others obtain intellectual property rights relating to energy management technology, we could lose our competitive advantage in the energy management market.
     We regard our intellectual property rights, such as patents, licenses of patents, trademarks, copyrights and trade secrets, as important to our success. Although we entered into confidentiality and rights to inventions agreements with our employees and consultants, the steps we have taken to protect our intellectual property rights may not be adequate. Third parties may infringe or misappropriate our intellectual property rights or we may not be able to detect unauthorized use and take appropriate steps to enforce our rights. Failure to take appropriate protective steps could materially adversely affect any competitive advantage we may have in the energy management market. Furthermore, our license to use Mr. Reverberi’s patents may have little or no value to us if Mr. Reverberi’s patents are not valid. In addition, patents held by third parties may limit our ability to manufacture, sell or otherwise commercialize products and could result in the assertion of claims of patent infringement against us. If that were to happen, we could try to modify our products to be non-infringing, but we might not be successful or such modifications might not avoid infringing on the intellectual property rights of third parties.
     Claims of patent infringement against us, regardless of merit, could result in the expenditure of significant financial and managerial resources by us. We may be forced to seek to enter into license agreements with third parties (other than Mr. Reverberi) to resolve claims of infringement by our products of the intellectual property rights of third parties. These licenses may not be available on acceptable terms or at all. The failure to obtain such licenses on acceptable terms could have a negative effect on our business.
David Asplund, our new Chief Executive Officer has limited experience operating a Company such as ours and no direct industry experience.
     Mr. Asplund, who has been on our Board since June 2002, has a degree in mechanical engineering and has had a successful career in the financial industry. Mr. Asplund founded an investment banking firm in 1999 and operated the firm as its president for six years, but Mr. Asplund has not operated a manufacturing company and he has limited industry experience. His past experience does not assure that he will be successful in his new role as CEO of Electric City.
If we are unable to achieve or manage our growth, it will adversely affect our business, the quality of our products and our ability to attract and retain key personnel.
     If we succeed in growing our sales as we need to do, we will be subject to the risks inherent in the expansion and growth of a business enterprise. Growth in our business will place a strain on our operational and administrative resources and increase the level of responsibility for our existing and new management personnel. To manage our growth effectively, we will need to:
•	further develop and improve our operating, information, accounting, financial and other internal systems and controls on a timely basis;

•	improve our business development, marketing and sales capabilities; and

•	expand, train, motivate and manage our employee base.
     Our systems currently in place may not be adequate if we grow and may need to be modified and enhanced. The skills of management currently in place may not be adequate if we experience significant growth.
If our management fails to properly identify companies to acquire and to effectively negotiate the terms of these acquisition transactions, our growth may be impaired.
     As part of our growth strategy we intend to seek to acquire companies with complementary technologies, products and/or services. Our management, including our Board of Directors, will have discretion in identifying and selecting companies to be acquired by us and in structuring and negotiating these acquisitions. In general, our common stockholders may not have the opportunity to approve these acquisitions. In addition, in making acquisition decisions, we will rely, in part, on financial projections developed by our management and the management of potential target companies. These projections will be based on assumptions and subjective judgments. The actual operating results of any acquired company or the combination of us and an acquired company may fall significantly short of projections.
     We may be unable to acquire companies that we identify as targets for various reasons, including:
•	our inability to interest such companies in a proposed transaction;

•	our inability to agree on the terms of an acquisition;

•	incompatibility between our management and management of a target company; and

•	our inability to obtain the approval of the holders of our common stock, if required.
     If we cannot consummate acquisitions on a timely basis or agree on terms at all, or if we cannot acquire companies with complementary technologies, products and/or services on terms acceptable to us, our future growth may be impaired.
Our growth may be impaired and our current business may suffer if we do not successfully address risks associated with acquisitions.
     Since January 1, 2000, we have acquired four companies; Switchboard Apparatus, Great Lakes Controlled Energy, Maximum Performance Group, Inc. and Parke P.A.N.D.A. Corporation, two of which (Switchboard Apparatus and Great Lakes Controlled Energy) we subsequently sold. Our future growth may depend, in part, upon our ability to successfully identify, acquire and operate other complementary businesses. We may encounter problems associated with such acquisitions, including the following:
•	difficulties in integrating acquired operations and products with our existing operations and products;

•	difficulties in meeting operating expectations for acquired businesses;

•	diversion of management’s attention from other business concerns;

•	adverse impact on earnings of amortization or write-offs of goodwill and other intangible assets relating to acquisitions; and

•	issuances of equity securities that may be dilutive to existing stockholders to pay for acquisitions.

If our products do not achieve or sustain market acceptance, our ability to compete will be adversely affected.
     To date, we have not sold our EnergySaver or eMAC product lines or any other products in very large quantities and a sufficient market may not develop for them. Significant marketing will be required in order to establish a sufficient market for these products. The technology underlying our products may not become a preferred technology to address the energy management needs of our customers and potential customers. Failure to successfully develop, manufacture and commercialize products on a timely and cost-effective basis will have a material adverse effect on our ability to compete in the energy management market or survive as a business.
Failure to meet customers’ expectations or deliver expected technical performance could result in losses and negative publicity.
     Customer engagements involve the installation of energy management equipment that we design to help our clients reduce energy/power consumption. We rely on outside contractors to install our EnergySaver and eMAC products. Any defects in this equipment and/or its installation or any other failure to meet our customers’ expectations could result in:
•	delayed or lost revenues due to adverse customer reaction;

•	requirements to provide additional products, replacement parts and/or services to a customer at no charge;

•	negative publicity regarding us and our products, which could adversely affect our ability to attract or retain customers; and

•	claims for substantial damages against us, regardless of whether we have any responsibility for such failure.
Raising additional capital or consummation of additional acquisitions through the issuance of equity or equity-linked securities could dilute your ownership interest in us.
     We have recently raised additional capital through the issuance of equity securities to repay debt, fund an acquisition, grow our product development, manufacturing, marketing and sales activities at the pace that we intend, and to continue to fund operating losses until our cash flow turns positive. We may find it necessary to raise capital again some time in the future. If we determine that we do need to raise additional capital in the future and we are not successful in doing so, we might have to significantly scale back or delay our growth plans, reduce staff and delay planned expenditures on research and development and capital expenditures in order to continue as a going concern. Any reduction or delay in our growth plans could materially adversely affect our ability to compete in the marketplace, take advantage of business opportunities and develop or enhance our products.
     If we raise additional funds in the future through the issuance of equity securities or convertible debt securities, our existing stockholders will likely experience dilution of their present equity ownership position and voting rights. Depending on the number of shares issued and the terms and conditions of the issuance, new equity securities could have rights, preferences, or privileges senior to those of our common stock. Depending on the terms, common stock holders may not have approval rights with respect to such issuances.

Failure to effectively market our energy management products and services could impair our ability to sell significant quantities of these products and services.
     One of the challenges we face in commercializing our energy management products and services is demonstrating the advantages of our products over competitive products and services. To do this, we will need to further develop our marketing and sales force. If we do not successfully develop and expand our internal sales force our ability to generate significant revenues may be harmed.
If we do not successfully compete with others in the very competitive energy management market, we may not achieve profitability.
     In the energy management market, we compete with other manufacturers of energy management products that are currently used by our potential customers. Many of these companies have substantially greater financial resources, larger research and development staffs and greater manufacturing and marketing capabilities than us. Our competitors may provide energy management products at lower prices and/or with superior performance. If we are unable to successfully compete with conventional and new technologies our business may be materially harmed.
Product liability claims could result in losses and could divert our management’s time and resources.
     The manufacture and sale of our products creates a risk of product liability claims. Any product liability claims, with or without merit, could result in costly litigation and reduced sales, cause us to incur significant expenses and divert our management’s time, attention and resources. We do have product liability insurance coverage; however, there is no assurance that such insurance is adequate to cover all potential claims. The successful assertion of any such claim against us could materially harm our liquidity and operating results.
Our current internal manufacturing capacity is limited and if demand for our products increases significantly and we are unable to increase our capacity quickly and efficiently our business could suffer.
     Our EnergySaver products are manufactured at our facilities. To be financially successful, we must manufacture our products, including our EnergySaver products, in substantial quantities, at acceptable costs and on a timely basis. While we have produced approximately 1,600 EnergySaver units over the past seven years, we have never approached what we believe is our production capacity. To produce larger quantities of our EnergySaver products at competitive prices and on a timely basis, we will have to further develop our processing, production control, assembly, testing and quality assurance capabilities. If our production requirements exceed our internal capacity we plan to contract with outside manufacturers to produce individual components and/or entire EnergySaver units. Since the manufacturing process that we are currently performing only involves the assembly of components manufactured by others, we believe there are many contract manufacturers located across the country that could assemble our EnergySaver product for us with relatively little lead time. We have had discussions with several potential contract manufacturers and they have produced units on a trial basis, but their ability to deliver significant quantities of product in a timely manner with acceptable quality is still unproven. We may be unable to manufacture our EnergySaver products in sufficient volume and may incur substantial costs and expenses in connection with manufacturing larger quantities of our EnergySaver products. If we are unable to make the transition to large-scale commercial production successfully, our business will be negatively affected. We could encounter substantial difficulties if we decide to outsource the manufacturing of our products, including delays in manufacturing and poor production quality.

Risks Related to this Offering
Due to the current market price of our Common Stock, in conjunction with the fact that we are a relatively small company with a history of operating losses, the future trading market for our stock may not be active on a consistent basis, which may make it difficult for you to sell your shares.
     The trading volume of our stock in the future depends in part on our ability to increase our revenue and reduce or eliminate our operating losses, which should increase the attractiveness of our stock as an investment, thereby leading to a more liquid market for our stock on a consistent basis. If we are unable to achieve these goals, the trading market for our stock may be negatively affected, which may make it difficult for you to sell your shares. In addition, we have recently moved from the American Stock Exchange to the OTC Bulletin Board because we no longer meet AMEX listing criteria. Our move to the OTC Bulletin Board may result in reduced liquidity and increased volatility for our stock. If an active and liquid trading market does not exist for our Common Stock, you may have difficulty selling your shares.
Due to the move from The American Stock Exchange to the OTC Bulletin Board, holders of our common stock will not longer have certain approval rights available under the AMEX Rules.
     The American Stock Exchange has rules which listed companies must comply with. Among other things, the AMEX Rules require shareholder approval as a prerequisite to approving applications to list additional shares to be issued in connection with certain transactions. (See AMEX Rules 710-713.) For example, AMEX Rule 713 requires shareholder approval if a company issues shares equal to or greater than 20% of its currently outstanding shares, if such issuance is at a price below the greater of book or market value of the shares. Although we are subject to the Delaware General Corporation Law, it is less restrictive and does not require shareholder approval of such a transaction. Accordingly, now that we are no longer listed on the AMEX, we may issue shares for less than the greater of book or market value and take certain other actions without shareholder approval, which we could not have taken without shareholder approval when our common stock was listed on AMEX.
Due to the concentration of holdings of our stock, four investors may be able to control matters requiring common stockholder approval or could cause our stock price to decline through future sales because they beneficially own a large percentage of our Common Stock.
     There were 49,286,611 shares of our common stock outstanding as of July 5, 2006, of which our former Series E Preferred stockholders and other investors in the PIPE Transaction (a total of 17 investors) beneficially own in the aggregate approximately 80%,. As a result of their significant ownership, these investors may have the ability to exercise a controlling influence over our business and corporate actions requiring common stockholder approval, including the election of our directors, a sale of substantially all of our assets, a merger between us and another entity or an amendment to our certificate of incorporation. This concentration of ownership could delay, defer or prevent a change of control and could adversely affect the price investors might be willing to pay in the future for shares of our common stock. Also, in the event of a sale of our business, these investors could be able to seek to receive a control premium to the exclusion of other common stockholders.
     A significant percentage of the outstanding shares of our common stock, including the shares beneficially owned by these holders, can be sold in the public market from time to time, subject to limitations, if any, imposed by Federal securities laws. The market price of our common stock could decline as a result of sales of a large number of our presently outstanding shares of common stock by these investors or other stockholders in the public market or due to the perception that these sales could occur. This could make it more difficult for us to raise funds through future offerings of our equity securities or for you to sell your shares if you choose to do so.
Provisions of our charter and by-laws, in particular our “blank check” preferred stock, could discourage an acquisition of our company that would benefit our stockholders.
     Provisions of our charter and by-laws may make it more difficult for a third party to acquire control of our company, even if a change in control would benefit our stockholders. In particular, shares of our preferred stock may be issued in the future without further stockholder approval and upon those terms and conditions, and having those rights, privileges and preferences, as our Board of Directors may determine. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock we may be issued in the future. The issuance of our preferred stock, while providing desirable flexibility in pursuing possible additional equity financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire control of us. This could limit the price that certain investors might be willing to pay in the future for shares of our common stock and discourage these investors from acquiring a majority of our common stock. In addition, the price that future investors may be willing to pay for our common stock may be lower due to the conversion price and exercise price granted to investors in any such private financing.
USE OF PROCEEDS
     We will not receive any of the proceeds from any sale of the shares offered by this prospectus by the selling stockholders. If and when the selling stockholders exercise their Common Stock warrants, we may receive up to $116,667 from the issuance of shares of Common Stock to those selling stockholders. The warrants have exercise price of $1.00 per common share. Any cash received as a result of the exercise of any of the warrants will be used by the Company for general corporate purposes.
PLAN OF DISTRIBUTION
     We have agreed to register for public resale shares of our Common Stock which have been issued to the selling stockholders or may be issued in the future to the selling stockholders upon exercise of their warrants. We have agreed to use our best efforts to keep the registration statement, of which this prospectus is a part, effective until all the shares of the selling stockholders registered hereunder have been sold or may be sold without volume restrictions pursuant to Rule 144(k) under the Securities Act. The aggregate proceeds to the selling stockholders from the sale of shares offered pursuant to this prospectus will be the prices at which such securities are sold, less any commissions. The selling stockholders may choose not to sell any or all of the shares of our Common Stock offered pursuant to this prospectus.
     The selling stockholders may, from time to time, sell all or a portion of the shares of our Common Stock at fixed prices, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The selling stockholders may offer their shares of our Common Stock at various times in one or more of the following transactions:
•	on any securities exchange, market or trading facility on which our Common Stock may be listed at the time of sale;

•	in an over-the-counter market in which the shares are traded;

•	through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may purchase and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	through options, swaps or derivatives;

•	in privately negotiated transactions;

•	in transactions to cover short sales; and

•	through a combination of any such methods of sale.
     The selling stockholders may also sell their shares of our Common Stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.
     The selling stockholders may sell their shares of our Common Stock directly to purchasers or may use brokers, dealers, underwriters or agents to sell such shares. In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from a selling stockholder or, if any such broker-dealer acts as agent for the purchaser of such shares, from a purchaser, in amounts to be negotiated. Such compensation may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share, and, to the extent a broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise, at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such shares commissions as described above.
     From time to time the selling stockholders may engage in short sales (i.e.. the sale of our stock when the seller does not own our stock by borrowing shares from someone who does), short sales against the box (i.e. the sale of shares borrowed from another shareholder while continuing to hold an equivalent number of shares), puts, calls and other hedging transactions in our securities, and may sell and deliver their shares of our Common Stock in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time a selling stockholder may pledge its shares pursuant to the margin provisions of its customer agreements with its broker-dealer. Upon default by a selling stockholder, the broker-dealer or financial institution may offer and sell such pledged shares from time to time.
     The selling stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
     Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in most states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
     There can be no assurance that any selling stockholders will sell any or all of the shares of Common Stock registered pursuant to the registration statement of which this prospectus forms a part.
     The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling stockholders and any other participating person.
     Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.
     A portion of the shares of Common Stock which are being registered hereunder may be issued upon exercise of warrants which we have issued to the selling stockholders. This prospectus does not cover the sale or transfer of any such warrants. If the selling stockholders transfer any of those warrants prior to exercise thereof, the transferee(s) may not sell the shares of Common Stock issuable upon exercise of such warrants under the terms of this prospectus unless we first amend or supplement this prospectus to cover such shares and such sellers.
     We are required to pay all fees and expenses incident to the registration of the shares of our Common Stock offered hereby (other than broker-dealer discounts and commissions) which we estimate to be $54,523 in total, including, without limitation, Securities and Exchange Commission filing fees, expenses of compliance with state securities or “blue sky” laws, legal and accounting fees and transfer agent fees relating to sales pursuant to this prospectus; provided, however, that the selling stockholders will pay all underwriting discounts and selling commissions, if any. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.
     Once sold under the registration statement of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

SELLING STOCKHOLDERS
     The 516,667 shares of Common Stock being offered by the selling stockholders consist of 400,000 shares that have been issued and 116,667 shares issuable upon exercise of warrants owned by the selling stockholders. We are registering the shares of Common Stock so that the selling stockholders may offer the shares for resale from time to time.
     Securities which have been acquired directly from the Company in a transaction not involving any public offering are usually considered “restricted” securities. The sale of restricted securities is generally restricted by the Securities Act of 1933, as amended. Rule 144 under the Securities Act of 1933 provides certain conditions under which restricted securities may be sold, and provisions under which any sales by our “affiliates” may be made. During any 90 day period the sale of restricted securities, or the sale of any securities by those shareholders who are deemed to be “affiliates” of the Company, is limited by Rule 144 to the greater of one percent (1%) of the outstanding shares of the Company’s Common Stock, or the average weekly trading volume of the Company’s Common Stock during the preceding four week period. The term “affiliate” is defined in Rule 144 as a person that directly or indirectly controls, is controlled by, or is under common control with, the issuer. In addition, for any sale of restricted securities, the securities must have been held by the selling stockholder for at least one year and they must be sold in “brokers’ transactions” (as defined in Rule 144). The trading restrictions of Rule 144 continue to apply to “affiliates” for a period of three months following the date on which the shareholder no longer is considered an “affiliate” of the Company. All of the shares of Common Stock being offered are restricted securities, but Rule 144 permits sales after the restricted securities have been held for one year, subject to certain restrictions. Rule 144(k) permits sales without such restrictions if the securities have been held two years or more and the seller is not and has not been an “affiliate” for at least three months. Once the registration statement of which this prospectus forms a part is declared effective, the selling stockholders will be able to sell the shares covered hereby without complying with Rule 144, provided that the current prospectus is delivered as required by SEC rules and the Securities Act of 1933. If any selling stockholder is an affiliate of the Company at the time of any sale, the restrictions under Rule 144 relating to sales by affiliates will continue to apply. Any buyer which is an affiliate of the Company at the time it later sells any of our securities will be subject to the restrictions under Rule 144 relating to sales by affiliates. Otherwise, such buyer will be able to sell free of such restrictions.
     The table below lists the selling stockholders and other information regarding the beneficial ownership of the Common Stock by each of the selling stockholders. The first column lists, for each selling stockholder, the number of shares of Common Stock held by such stockholder including shares issuable (pursuant to exercise of the warrants) to such stockholder. The second column lists the shares of Common Stock (including shares issued or issuable upon exercise of warrants) being offered by this prospectus by each selling stockholder. The column titled “Ownership After Offering” assumes the sale of all of the shares offered by each selling stockholder, although each selling stockholder may sell all, some or none of its shares in this offering.

						Ownership After
	Ownership Prior to Offering			Securities Being		Offering
Selling Stockholder	Shares		%	Offered		Shares	%

Security Equity Fund, Mid Cap Value Series (5)	130,717	(1)	3.777%	130,717	(1)	0	0%

SBL Fund Series V (5)	103,333	(2)	2.991%	103,333	(2)	0	0%

Security Mid Cap Growth Fund (5)	91,967	(3)	2.664%	91,967	(3)	0	0%

SBL Fund Series J (5)	190,650	(4)	5.487%	190,650	(4)	0	0%

*	Less than 1%

(1)	Includes warrants to purchase 29,517 shares of Common Stock.

(2)	Includes warrants to purchase 23,333 shares of Common Stock.

(3)	Includes warrants to purchase 20,767 shares of Common Stock.

(4)	Includes warrants to purchase 43,050 shares of Common Stock.

(5)	Security Equity Fund, SBL Fund Series V, Security Mid Cap Growth Fund and SBL Fund Series J are all structured as open ended registered investment companies managed by The Security Benefit Group of Companies. The ownership of these funds are held by a large number of investors the names of which the funds consider confidential and has refused to disclose to us, therefore we can not reasonably obtain the names of the beneficial holders of these shares. The shares of Electric City stock held by these selling shareholders were obtained through a private placement of our Common Stock and warrants to purchase shares of our Common Stock on March 19, 2004. (For additional information regarding this transaction please see below)
Description of the March 19, 2004 Transaction with Security Benefit
     On March 19, 2004, we entered into a securities purchase agreement with a group of four registered investment funds managed by Security Benefit Group, Inc. whereby we issued to such purchasers, in exchange for $11,000,000 in gross proceeds ($10,203,637 net of offering costs), a package of securities that included 5,000,000 shares of our common stock and 5 year warrants to purchase 1,750,000 additional shares of common stock at $2.42 per share. The exercise price under the Common Stock Warrants is subject to automatic adjustment if we issue shares of Common Stock at a price below the lower of the exercise price or the market price at the time (the “Antidilution Provisions”). Due to the issuance price of securities issued as part of an April 2005 private placement, the exercise price on the Security Benefit warrants was reduced automatically to $0.90 per share on April 28, 2005 and was further reduced when we issued options to our New CEO in January 2006 at $0.62 per share. On June 15, 2006, we effected a 1 for 15 reverse split of our common stock, as a result the number of shares held by Security Benefit was reduced by a factor of 15 to 333,333 shares, the shares issuable upon exercise of the warrants was reduced to 116,667 and the exercise price on the warrants increased to $9.30 per share. On June 29, 2006 we closed on a PIPE Transaction in which we issued shares of our common stock at $1.00 per share. The Antidilution Provisions in contained in the Security Benefit warrants caused the exercise price to be reduced once again to equal the $1.00 per share offering price of the PIPE Transaction. All stock conversion prices and exercise prices are subject to further adjustment for stock splits, stock dividends or similar events. The payment of the exercise price must be made in cash.
     At approximately the same time that Security Benefit entered into the transaction described above it also acquired 1,000,000 shares (66,667 after adjustment for the reverse split) of the Company’s common stock from a former holder of the Company’s preferred stock in a private transaction. These shares are also included in this prospectus as they were issued upon conversion of shares of the Company preferred stock and have not previously been registered for resale.
LEGAL MATTERS
     Certain legal matters in connection with the shares of Common Stock offered hereby will be passed upon for Electric City by Schwartz Cooper Chartered. of Chicago, Illinois.
EXPERTS
     The financial statements and schedule incorporated by reference in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) incorporated by reference herein and in the Registration Statement, and are incorporated in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
     The financial statements of Maximum Performance Group, Inc. contained in the 8-K/A filed with the SEC on July 15, 2005, incorporated by reference in this Prospectus and in the Registration Statement have been audited by Marcum & Kliegman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) incorporated by reference herein and in the Registration Statement, and are incorporated in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the Common Stock being registered. All of the amounts shown are estimates except the Securities and Exchange Commission (the “Commission”) registration fee.

SEC Registration Fee	$1,023
Legal Fees and Expenses	20,000
Accounting Fees and Expenses	32,000
Costs of Printing	1,500
Miscellaneous Expenses	—

Total	$54,523

Item 15. Indemnification of Directors and Officers
     Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.
     Article VIII of Electric City’s By-laws specifies that Electric City shall indemnify its directors, officers, employees and agents to the full extent that such right of indemnity is permitted by law. This provision of the By-laws is deemed to be a contract between Electric City and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the Delaware General Corporation Law are in effect, and any repeal or modification thereof shall not offset any right to indemnification in respect of action, suit or proceeding theretofor or thereafter brought or threatened based in whole or in part upon any such state of facts. The amendment or repeal of such provision of the By-Laws may be effected by the affirmative vote of the holders of a majority in interest of all outstanding capital stock of Electric City entitled to vote, in person or by proxy, at any annual or special meeting in which a quorum is present. The By-Laws may also be amended, adopted or repealed in whole or in part by actions of the majority of the whole board of directors.
     Electric City has executed indemnification agreements with certain officers pursuant to which Electric City has agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if they become subject to an action because of serving as a director, officer, employee, agent or fiduciary of Electric City.
     Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director’s fiduciary duty of care. This section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, authorizing unlawful payments of dividends or unlawful redemptions or stock purchases as contemplated by Section 174 of Delaware General Corporation Law, or from any transaction in which the director derived an improper personal benefit. This section also will have no effect on claims arising under the federal securities laws.
     Electric City’s Certificate of Incorporation, as amended, limits the liability of its directors as authorized by Section 102(b)(7). To amend such provisions the Company would require the affirmative vote of the holders of a majority of the voting power of all outstanding shares of the capital stock of Electric City.
     Electric City has obtained liability insurance for the benefit of its directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of Electric City (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

Item 16. Exhibits

Exhibit
Number	Description
5.1(1)	Opinion of Schwartz Cooper Greenberger & Krauss, Chtd. with respect to the legality of the Common Stock being registered.

23.1	Consent of BDO Seidman, LLP.

23.2	Consent of Schwartz Cooper Greenberger & Krauss, Chtd. (contained in exhibit 5.1).

23.3	Consent of Marcum & Kliegman, LLP

24.1	Power of Attorney (included on the signature page hereof).

(1)	Incorporated herein by reference to Electric City Corp’s registration statement on Form S-3 filed December 19, 2005 (No. 333-130443)
Item 17. Undertakings
     The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement,

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that:
(A)	paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by such clauses is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement; and

(B)	Paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(C)	Provided further, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is for an offering of asset backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:
(i)	If the registrant is relying on Rule 430B:
(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(ii)	If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. . Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use..
(5)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elk Grove Village, State of Illinois, on the 7th day of July 2006.

ELECTRIC CITY CORP.
By:	/s/ David Asplund
David Asplund
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Jeffrey Mistarz
Jeffrey Mistarz
Principal Accounting Officer
July 7, 2006

POWER OF ATTORNEY
     The undersigned hereby constitutes and appoints David Asplund and Jeffrey Mistarz, and each of them, as his true and lawful attorneys-in-fact and agents, jointly and severally, with full power of substitution and resubstitution, for and in his stead, in any and all capacities, to sign on his behalf this Registration Statement on Form S-3/A in connection with the registration of Common Stock by the registrant and offering thereof pursuant hereto and to execute any amendments thereto (including post-effective amendments), including a registration statement filed pursuant to Rule 462(b), or certificates that may be required in connection with this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and granting unto said attorneys-in-fact and agents, and each of them, jointly and severally, the full power and authority to do and perform each and every act and thing necessary or advisable to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, jointly or severally, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities below.

Signature	Title	Date

/s/ David Asplund David Asplund	Chief Executive Officer	June 7, 2006

/s/ Jeffrey Mistarz Jeffrey Mistarz	Chief Financial Officer, Treasurer and Assistant Secretary (principal financial officer and principal accounting officer)	June 6, 2006

/s/ Richard Kiphart Richard Kiphart	Chairman of the Board	June 7, 2006

/s/ Gregory Barnum Gregory Barnum	Director	June 7, 2006

/s/ William Carey William Carey	Director	June 7, 2006

/s/ Daniel Parke Daniel Parke	Director	June 7, 2006

/s/ Gerald Pientka Gerald Pientka	Director	June 7, 2006

/s/ David Valentine David Valentine	Director	June 7, 2006

INDEX TO EXHIBITS

Exhibit
Number	Description
5.1(1)	Opinion of Schwartz Cooper Greenberger & Krauss, Chtd. with respect to the legality of the Common Stock being registered.

23.1	Consent of BDO Seidman, LLP.

23.2	Consent of Schwartz Cooper Greenberger & Krauss, Chtd. (contained in exhibit 5.1).

23.3	Consent of Marcum & Kliegman, LLP

24.1	Power of Attorney (included on the signature page hereof).

(1)	Incorporated herein by reference to Electric City Corp’s registration statement on Form S-3 filed December 19, 2005 (No. 333-130443)